UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                         FORM 12b-25

                  NOTIFICATION OF LATE FILING

(Check one):  Form 10-K    Form 20-F  X Form 11-K    Form 10-Q       Form N-SAR
                                     ---
For Period Ended: December 31, 2001
                  ---------------------

      [ ] TRANSITION REPORT on Form 10-K
      [ ] TRANSITION REPORT on Form 20-F
      [ ] TRANSITION REPORT on Form 11-K
      [ ] TRANSITION REPORT on Form 10-Q
      [ ] TRANSITION REPORT on Form N-SAR

For the transition period ended_____________

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

                           FREQUENCY ELECTRONICS, INC.
                            (Full name of Registrant)

55 Charles Lindbergh Blvd., Mitchel Field, NY                          11553
   (Address of principal executive offices)                          (zip code)

PART II - Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.
        (b)  The subject annual report, semi-annual report, transition report on
             Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be
 ---         filed on or before the fifteenth calendar day following the
  X          prescribed due date; or the subject quarterly report of transition
 ---         report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
        (c)  The accountant's statement or other exhibit required by Rule 12b-25
             (C)has been attached if applicable.


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

PART III - NARRATIVE
State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

    An extension of time is requested in order for the Registrant to obtain all of the information necessary to make a complete and accurate filing, including, but not limited to, the independent auditor's report.

PART IV - OTHER INFORMATION
1 ) Name and telephone number of person to contact in regard to this notification:

      Alan Miller            516                357-2407
      -----------            ---               ----------
      (Name)             (Area Code)       (Telephone Number)


2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer
      is no, identify report(s)          _X__ Yes    __ No


3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion
      thereof?                           __ Yes     _X__ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         FREQUENCY ELECTRONICS, INC.
               (Name of Registrant as specified in its charter) has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: July 1, 2002
     --------------------------

By:  /s/ Alan Miller
     --------------------------
     Alan Miller
     Treasurer and Chief Financial Officer



INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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